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                                                        OMB APPROVAL
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                                              OMB Number:             3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*



                        Estee Lauder Companies Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    518439104
                  --------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)
                                Page 1 of 6 pages

-----------------------
  CUSIP No. 538439104                  13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Montag & Caldwell, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Atlanta, Georgia

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 None

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               None
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  Yes

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               N/A

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           Montag & Caldwell, Inc.  Total shares as of 12-31-05 are 10,825,997

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

           N/A                                                         [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.02%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------

                                Page 2 of 6 pages

Item 1(a).         Name of Issuer:
                   Estee Lauder Companies Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   767 Fifth Avenue
                   New York, NY 10153

Item 2(a).         Name of Persons Filing:
                   Montag & Caldwell, Inc.

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   3455 Peachtree Road, N.E., Suite 1200
                   Atlanta, GA 30326

Item 2(c).         Citizenship:
                   U.S.

Item 2(d).         Title of Class of Securities:
                   Common Stock

Item 2(e).         CUSIP Number:
                   518439104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




                                Page 3 of 6 pages

Item 4.            Ownership.

          (a).     Amount beneficially owned:
                   10,825,997

          (b).     Percent of Class:
                   5.02%

          (c).     Number of shares as to which such person has:

                   (i).    Sole power to  vote or to direct  the vote: 0

                   (ii).   Shared power to vote or to direct the vote:  0

                   (iii). Sole power to dispose or to direct the disposition of: 10,825,997

                   (iv). Shared power to dispose or to direct the disposition of: 0

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 4 of 6 pages

                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 6, 2006

Ronald E. Canakaris / Chairman and President
Name/Title



                                Page 5 of 6 pages

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


		.

                                 Page 6 of 6 pages